Exhibit 99.1

  Chiron Reports 2004 Second-Quarter Pro-Forma Results of 25 Cents Per Share

           12 Percent Increase in Revenues Over Second-Quarter 2003

         20 Percent Growth in Product Sales Over Second-Quarter 2003

    EMERYVILLE, Calif., July 21 /PRNewswire-FirstCall/ -- Chiron Corporation (Nasdaq: CHIR) today reported pro-forma income from continuing operations of $48 million, or $0.25 per share, for the second quarter of 2004, compared to $67 million, or $0.35 per share, for the second quarter of 2003. Product sales grew 20 percent over the second quarter of 2003, contributing to an increase in revenues of 12 percent. For the quarter, foreign exchange rates resulted in a 2 percent increase in total revenues. The decrease in earnings per share for the second quarter of 2004 as compared to the second quarter of 2003 was primarily due to two factors: the effect of the company's acquisition of PowderJect and the decline in the Betaseron(R) interferon beta-1b royalty rate. The impact of these factors was an approximate
$0.11 decrease in pro-forma earnings per share, or a $0.16 decrease in GAAP earnings per share. On a GAAP basis, Chiron reported income from continuing operations of $32 million, or $0.17 per share, for the second quarter of 2004, compared to income from continuing operations of $61 million, or $0.32 per share, for the second quarter of 2003.

    As noted last quarter, the PowderJect acquisition has a seasonal impact on earnings per share. Revenues of the primary product acquired with PowderJect, Fluvirin(R) influenza vaccine, are recognized primarily in the second half of the year; however, costs associated with PowderJect are incurred throughout the year. Because of this seasonality, Chiron expects that earnings per share for the second half of 2004, as a proportion of earnings per share for the year, will be substantially higher than they were for the second half of 2003.

    Chiron management uses pro-forma financial statements to gain an understanding of the company's operating performance on a comparative basis. Pro-forma results exclude special items relating to certain acquisitions and revenues, which may not be indicative of the company's trends or potential future performance. Please refer to the attached tables at the end of this document for more detail on these items and a reconciliation to GAAP financial statements. All references to per-share amounts are per diluted share.

    "Chiron has delivered solid financial results and made substantial progress toward completing our 2004 milestones," said Howard Pien, Chiron's president, chief executive officer and chairman of the board. "The second half of the year will yield further progress. We expect to deliver beyond our initial estimates for the 2004-2005 influenza season, bringing an additional
2 million doses of Fluvirin to the U.S. market as well as contributing to a CDC stockpile.

    "Our excellent performance reflects not only the strength of our growth drivers but also the application of our four powerful principles of value creation: acquiring adjacent technologies; leveraging our platforms, products and skills into new geographies; taking calculated risks that have the potential to pay great rewards; and consistently executing to turn our strategy into results."

    Overall Revenues
    Total revenues were $394 million for the second quarter of 2004, compared to $350 million for the second quarter of 2003. Net product sales were $295 million for the second quarter of 2004, compared to $246 million for the second quarter of 2003.

    Blood Testing
    Total Blood Testing revenues were $115 million for the second quarter of 2004, compared to $106 million for the second quarter of 2003. Blood Testing revenues primarily include revenues from the sales of products related to Chiron's Procleix(R) HIV-1/HCV Assay; revenues related to Chiron's joint business arrangement for immunodiagnostics with Ortho-Clinical Diagnostics Inc. (Ortho), a Johnson & Johnson company; and royalties paid by
F. Hoffmann-La Roche (Roche) related to nucleic acid testing (NAT) blood screening. As expected, the gross profit margin on blood-testing products was 42 percent for the second quarter of 2004, compared to 46 percent for the second quarter of 2003.

    -- Sales related to the Procleix(R) System were $61 million for the second quarter of 2004, compared to sales of $46 million for the second quarter of 2003. The increase was primarily due to revenues from the investigation-only use of the Procleix(R) West Nile Virus Assay in the United States, market share gains in the United States for product sales and continued penetration into several markets abroad.
    -- Revenues from Chiron's joint business arrangement with Ortho were $29 million for the second quarter of 2004, compared to $27 million for the second quarter of 2003.
    -- Royalties paid by Roche related to NAT blood screening were $15 million for the second quarter of 2004, compared to $14 million for the second quarter of 2003.

    Vaccines
    Vaccines net product sales were $101 million for the second quarter of 2004, compared to $86 million for the second quarter of 2003. The increase was primarily due to increased sales of travel, influenza, pediatric and other vaccines, partially offset by a decrease in sales of Menjugate(R) conjugate vaccine against meningococcal C disease. The gross profit margin on vaccine products was 42 percent for the second quarter of 2004, compared to 56 percent for the second quarter of 2003. The decrease was primarily due to additional product reserves in the second quarter of 2004 as well as product mix.

    -- Sales of influenza vaccines were $8 million for the second quarter of 2004, compared to $4 million for the second quarter of 2003. The increase was primarily due to sales to South Korea.
    -- Sales of Menjugate were $5 million for the second quarter of 2004, compared to $14 million for the second quarter of 2003. The decrease was primarily due to the timing of tenders, vaccination programs in various geographies, and increased price competition.
    -- Sales of Chiron's travel vaccines were $40 million for the second quarter of 2004, compared to $23 million for the second quarter of 2003. Travel vaccines include Encepur(TM) vaccine for tick-borne encephalitis, Arilvax(TM) vaccine for yellow fever, Dukoral(TM) vaccine for cholera, and RabAvert(R) and Rabipur(R) vaccines for rabies. The increase was driven largely by increased sales of RabAvert in the United States and increased sales of Encepur.
    -- Sales of Chiron's pediatric and other vaccines products were $48 million for the second quarter of 2004, compared to $45 million for the second quarter of 2003.

    BioPharmaceuticals
    BioPharmaceuticals net product sales and Betaferon(R) interferon beta-1b royalties were $139 million for the second quarter of 2004, compared to $124 million for the second quarter of 2003. The gross profit margin on biopharmaceutical products was 74 percent for the second quarter of 2004, compared to 71 percent for the second quarter of 2003. The increase was due to price increases and improved efficiencies in production, partially offset by the contractual change in the royalty rate related to the sale of Betaseron(R) interferon beta-1b and the increased costs associated with the new Betaseron pre-filled diluent syringe.

    -- Sales of TOBI(R) tobramycin solution for inhalation were $51 million for the second quarter of 2004, compared to $39 million for the second quarter of 2003. The increase was primarily due to wholesale ordering patterns, increased patient demand in the United States, price increases and the benefit of foreign exchange rates.
    -- Sales of Proleukin(R) (aldesleukin) interleukin-2 were $35 million for the second quarter of 2004, compared to $29 million for the second quarter of 2003. The increase was primarily due to wholesaler ordering patterns and price increases.
    -- Sales of Betaseron, marketed in Europe as Betaferon, to Berlex Inc.
       (and its parent company Schering AG) for marketing and resale were $32 million for the second quarter of 2004, compared to $30 million for the second quarter of 2003. The increase was primarily due to price and demand increases and increased sales of clinical materials. This increase was partially offset by a decline in the royalty rate pursuant to Chiron's contractual agreement with Schering and changes in ordering patterns. Royalties from Schering AG's European sales of Betaferon were $11 million for the second quarter of 2004, compared to $17 million for the second quarter of 2003. Royalties declined pursuant to Chiron's contractual agreement with Schering. This decrease was partially offset by increased patient demand, price increases and the benefit of foreign exchange rates.

    Pipeline and Products Update
    Chiron has seen recent advances in franchises across all three of its business units and expects continued progress throughout 2004.

    Blood Testing
    Chiron Blood Testing expects to expand its leadership through new assays, new geographies, greater market penetration and expansion into blood safety.

    -- Chiron presented data at the recent International Society of Blood
       Transfusion meeting in Edinburgh, Scotland, detailing a study conducted at the Italian Blood Transfusion Service that indicated that the Procleix(R) Ultrio(TM) Assay detected a hepatitis B-positive blood donation that would otherwise have gone undetected by previously approved blood-testing assays.
    -- Earlier this week, Chiron and its collaborator Gen-Probe Incorporated announced the initiation of the formal clinical trial of the Procleix(R) West Nile Virus Assay. Since the start of this year's mosquito season in May, ongoing screening of the U.S. blood supply with the assay has detected 20 West Nile virus-infected donations that could otherwise have been transfused into nearly 60 blood recipients.

    Vaccines
    Influenza vaccines are the cornerstone of Chiron Vaccines commercial operations, and development is focused on the meningococcal franchise and flu cell-culture technology.

    -- Chiron is on track to deliver an estimated 50 million doses of Fluvirin(R) influenza vaccine to the United States as well as an additional 2 million late-season doses for the Centers for Disease Control and Prevention (CDC) stockpile.
    -- Chiron won a contract from the National Institute of Allergy and Infectious Diseases (NIAID), a part of the U.S. National Institutes of Health (NIH), to produce 8,000 doses of an investigational vaccine designed to protect against the H5N1 strain of avian influenza, which recently circulated in the Far East and Southeast Asia.
    -- This week, vaccination began in New Zealand with Chiron's new meningococcal B vaccine for New Zealand, MeNZB(TM). Chiron developed the vaccine, in close collaboration with the New Zealand Ministry of Health and the Norwegian Institute of Public Health, to protect against the specific meningococcal B strain responsible for a 13-year epidemic in the country.
    -- At its recent Analyst Day, Chiron discussed positive early results from the Phase II study of its meningococcal ACWY vaccine, which support further development in toddlers and older age groups.
    -- Chiron has completed enrollment for its Phase I study of a broad-coverage meningococcal B vaccine.

    BioPharmaceuticals: Infectious Disease
    Chiron continues to build its portfolio of products to treat and prevent infectious disease. This franchise leverages a significant global commercial infrastructure.

    -- In May, Chiron met with the U.S. Food and Drug Administration (FDA) to discuss the registration path for cyclosporine solution for inhalation
       (CSI) as a potential treatment for lung transplant rejection. Chiron plans to file a new drug application (NDA) this year.
    -- By the end of 2004, Chiron expects to submit a marketing authorization application (MAA) to the European Medicines Agency (EMEA) for approval to market Cubicin(R) (dapytomycin) for the indication of complicated skin and soft-tissue infections where the presence of susceptible Gram-positive bacteria is confirmed or suspected.
    -- Chiron initiated its Phase III trial for tifacogin as a treatment for severe community-acquired pneumonia, which affects approximately 300,000 patients in the United States annually, of which approximately 30 percent die.

    BioPharmaceuticals: Oncology
    Chiron's oncology franchise has three dimensions: immune-based therapies, monoclonal antibodies and novel cancer agents.

    -- At the American Society of Clinical Oncology (ASCO) meeting in New
       Orleans, Chiron presented preliminary data from its ongoing Phase II study of Proleukin(R) (aldesleukin) interleukin-2 (subcutaneous 14 MIU thrice weekly) plus rituximab in low-grade non-Hodgkin's lymphoma (NHL) patients who have failed rituximab therapy. The data support the ability of a well-tolerated, outpatient Proleukin regimen to restore responses in NHL patients who are refractory or unresponsive to prior rituximab therapy and who exhibit a specific variant in the Fc gamma RIIIa receptor.
    -- Chiron initiated a new Phase II study of Proleukin plus rituximab in rituximab-naive patients with low-grade NHL to determine the combination's potential in patients receiving rituximab for the first time. This large, randomized, controlled multinational study is using the same regimen as the ongoing Phase II trial and is employing translational medicine to determine the Fc gamma RIIIa genotypes of patients to identify those who are more likely to respond to treatment.
    -- At its recent Analyst Day, Chiron discussed promising pharmacokinetic and target modulation data for CHIR258, supporting the continued progress of this growth factor kinase inhibitor, Chiron's first small-molecule oncology compound, into further clinical trials.
    -- Chiron recently increased both the quantity and quality of in vivo validated targets available for development through its acquisition of Sagres Discovery, a privately held company that focuses on the discovery and validation of targets with potential application to the development of cancer therapeutics. With the targets from Sagres, Chiron expects to maximize the value of its collaboration with Xoma Ltd. and its small-molecule drug-discovery program.

    Other Recent Business Milestones
    Other recent business activities underline the value of Chiron's products and intellectual property and the strength of its leadership.

    -- Chiron granted a nonexclusive license to Prosetta Corporation for the research, development and commercialization of therapeutics against certain hepatitis C virus (HCV) drug targets. The licensing agreement is the first to provide a "no entry cost" option for use of the company's HCV technology and is intended to provide flexibility to licensees by confirming the availability of no up-front or annual payments.
    -- The Chiron Foundation designated 11 organizations as the recipients of the foundation's inaugural grants. The foundation was established earlier this year to advance Chiron's commitment to transform the practice of medicine, improve human health and enhance the quality of life in the communities where the company has a presence.
    -- The Sabin Vaccine Institute awarded Chiron its Global Corporate
       Philanthropy Award.
    -- Chiron held an Analyst Day in New York City, providing detail regarding its research, clinical development programs and commercialization milestone achievements in each of its three business units.
    -- Chiron held its Annual Meeting of Stockholders, where Howard Pien was named chairman of the board upon the retirement of chairman and former president and CEO Sean Lance.
    -- Chiron spun out the powder-injection DNA vaccine programs it acquired as part of its 2003 acquisition of PowderJect to the newly formed therapeutic vaccine company PowderMed Ltd.

    2Q04 Earnings Conference Call
    Chiron will hold a conference call and webcast on Wednesday, July 21, 2004, at 4:45 p.m. EDT to review its second-quarter 2004 results of operations and business highlights. In addition, the company may address forward-looking questions concerning business, financial matters and trends affecting the company.

    To access either the live call or the one-week archive, please log on to www.chiron.com/webcast. Please connect to the website at least 15 minutes prior to the conference call to ensure adequate time to download any necessary software. Alternatively, please call 800-819-7026 from the United States or Canada or 706-643-7768 from other locations. Replay is available approximately two hours after the completion of the call through 11:55 p.m. EDT, Wednesday, July 28, 2004. To access the replay, please call
800-642-1687 from the United States or Canada or 706-645-9291 from other locations. The conference ID number is 8481492.

    About Chiron
    Through its global Blood Testing, Vaccines and BioPharmaceuticals businesses, Chiron Corporation addresses human suffering with more than 50 diverse products to detect, prevent and treat disease worldwide. The company's consistent success has come from its pioneering science, skill in delivering innovations in biotechnology and disciplined business approach. Chiron believes that science has the power to improve people's lives and harnesses that power to transform human health. For more information, visit www.chiron.com.

    This year, Chiron Vaccines celebrates 100 years of advancing medicine with the anniversary of two founding companies. In 1904, Emil von Behring and Achille Sclavo independently started companies in Germany and Italy, respectively, dedicated to the research, development and manufacture of vaccines to protect humanity from infectious disease. As the fifth-largest vaccine manufacturer in the world, Chiron remains dedicated to the legacies of von Behring and Sclavo to prevent disease and develop new vaccines to improve human health globally.

    This news release contains forward-looking statements, including statements regarding sales growth, product development initiatives, new product indications, new product marketing, acquisitions, and in- and out-licensing activities, that involve risks and uncertainties and are subject to change. A full discussion of the company's operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-K for the year ended December 31, 2003, and the form 10-Q for the quarter ended March 31, 2004, and will be contained in all subsequent periodic filings made with the SEC. These documents identify important factors that could cause the company's actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, stock-price and interest-rate volatility, and marketing effectiveness. In particular, there can be no assurance that Chiron will increase sales of existing products, successfully develop and receive approval to market new products, or achieve market acceptance for such new products. There can be no assurance that Chiron's out-licensing activities will generate significant revenue nor that its in-licensing activities will fully protect it from claims of infringement by third parties. In addition, the company may engage in business opportunities, the successful completion of which are subject to certain risks, including shareholder and regulatory approvals and the integration of operations.

    Consistent with SEC Regulation FD, Chiron does not undertake an obligation to update the forward-looking information the company is giving today.

    NOTE: Arilvax, Dukoral, Encepur, Fluvirin, Menjugate, MeNZB, Procleix, Proleukin, RabAvert, Rabipur, TOBI and Ultrio are trademarks of Chiron Corporation. Betaseron and Betaferon are trademarks of Schering AG.


    CHIRON CORPORATION
    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
    (Unaudited)
    (In thousands, except per share data)

                                                 Three Months Ended
                                                       June 30,
                                                        2004

                                           Pro Forma     Pro Forma
                                          Adjusted (1)  Adjustments   Actual

    Revenues:
      Product sales, net                    $295,092       $--      $295,092
      Revenues from joint business
       arrangement                            28,532        --        28,532
      Collaborative agreement revenues         3,828        --         3,828
      Royalty and license fee revenues        55,196        --        55,196
      Other revenues                          10,975        --        10,975

          Total revenues                     393,623        --       393,623

    Operating expenses:
      Cost of sales                          130,725        --       130,725
      Research and development               100,326        --       100,326
      Selling, general and administrative    106,857        --       106,857
      Amortization expense                       --    (21,179)       21,179
      Other operating expenses                 4,643        --         4,643

          Total operating expenses           342,551   (21,179)      363,730

    Income from operations                    51,072    21,179        29,893

    Interest expense                          (6,452)       --        (6,452)
    Interest and other income, net            19,809        --        19,809
    Minority interest                           (459)       --          (459)

    Income from continuing operations
     before income taxes                      63,970     21,179       42,791
    Provision for income taxes                15,993      5,295       10,698

    Income from continuing operations         47,977     15,884       32,093

    Gain from discontinued operations         12,459         --       12,459

    Net income                               $60,436    $15,884      $44,552

    Basic earnings per share:
       Income from continuing operations       $0.25                   $0.17
       Net income                              $0.32                   $0.24

    Diluted earnings per share:
       Income from continuing operations       $0.25                   $0.17
       Net income                              $0.32                   $0.23


    Shares used in calculating basic
     earnings per share                      188,275                 188,275

    Shares used in calculating diluted
     earnings per share                      190,985                 190,985



                                                   Three Months Ended
                                                        June 30,
                                                          2003

                                           Pro Forma     Pro Forma
                                         Adjusted (2)   Adjustments    Actual

    Revenues:
      Product sales, net                     $245,928       $--       $245,928
      Revenues from joint business
       arrangement                             27,475        --         27,475
      Collaborative agreement revenues          3,624        --          3,624
      Royalty and license fee revenues         66,876        --         66,876
      Other revenues                            6,369        --          6,369

          Total revenues                      350,272        --        350,272

    Operating expenses:
      Cost of sales                            97,420        --         97,420
      Research and development                 89,915        --         89,915
      Selling, general and administrative      80,226        --         80,226
      Amortization expense                         --     (7,701)        7,701
      Other operating expenses                  1,259        --          1,259

          Total operating expenses            268,820     (7,701)      276,521

    Income from operations                     81,452      7,701        73,751

    Interest expense                           (2,839)       --        (2,839)
    Interest and other income, net             11,613        --         11,613
    Minority interest                            (581)       --          (581)

    Income from continuing operations
     before income taxes                       89,645      7,701        81,944
    Provision for income taxes                 22,412      1,927        20,485

    Income from continuing operations          67,233      5,774        61,459

    Gain from discontinued operations             538        --            538

    Net income                                $67,771     $5,774       $61,997

    Basic earnings per share:
       Income from continuing operations        $0.36                    $0.33
       Net income                               $0.36                    $0.33

    Diluted earnings per share:
       Income from continuing operations        $0.35                    $0.32
       Net income                               $0.36                    $0.33


    Shares used in calculating basic
     earnings per share                       186,408                  186,408

    Shares used in calculating diluted
     earnings per share                       195,191                  189,963

    (1) Pro Forma Adjusted amounts exclude the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect
        Pharmaceuticals.


    (2) Pro Forma Adjusted amounts exclude the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring and Pulmopharm.


    CHIRON CORPORATION
    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
    (Unaudited)
    (In thousands, except per share data)

                                                    Year to Date
                                                       June 30,
                                                        2004

                                          Pro Forma     Pro Forma
                                         Adjusted (3)  Adjustments   Actual

    Revenues:
      Product sales, net                    $576,158       $--      $576,158
      Revenues from joint business
       arrangement                            58,893        --        58,893
      Collaborative agreement revenues        10,343        --        10,343
      Royalty and license fee revenues       109,988        --       109,988
      Other revenues                          17,913        --        17,913

          Total revenues                     773,295        --       773,295

    Operating expenses:
      Cost of sales                          257,426        --       257,426
      Research and development               198,736        --       198,736
      Selling, general and administrative    211,597        --       211,597
      Amortization expense                       --     (42,511)      42,511
      Other operating expenses                 6,759        --         6,759

          Total operating expenses           674,518    (42,511)     717,029

    Income from operations                    98,777     42,511       56,266

    Interest expense                         (12,377)       --       (12,377)
    Interest and other income, net            35,883        --        35,883
    Minority interest                         (1,079)       --        (1,079)

    Income from continuing operations
     before income taxes                     121,204     42,511       78,693
    Provision for income taxes                30,301     10,628       19,673

    Income from continuing operations         90,903     31,883       59,020

    Gain from discontinued operations         25,304        --        25,304

    Net income                              $116,207    $31,883      $84,324

    Basic earnings per share:
       Income from continuing operations       $0.48                   $0.31
       Net income                              $0.62                   $0.45

    Diluted earnings per share:
       Income from continuing operations       $0.47                   $0.31
       Net income                              $0.61                   $0.44


    Shares used in calculating basic
     earnings per share                      187,952                 187,952

    Shares used in calculating diluted
     earnings per share                      191,402                 191,402



                                                  Year to Date
                                                  June 30, 2003

                                          Pro Forma     Pro Forma
                                         Adjusted (4)  Adjustments    Actual

    Revenues:
      Product sales, net                    $464,548       $--      $464,548
      Revenues from joint business
       arrangement                            53,927        --        53,927
      Collaborative agreement revenues         7,738        --         7,738
      Royalty and license fee revenues       120,300        --       120,300
      Other revenues                          10,381    (14,413)      24,794

          Total revenues                     656,894    (14,413)     671,307

    Operating expenses:
      Cost of sales                          183,009        --        183,009
      Research and development               172,045        --        172,045
      Selling, general and administrative    153,268        --        153,268
      Amortization expense                        --    (15,314)       15,314
      Other operating expenses                 2,950        --          2,950

          Total operating expenses           511,272    (15,314)     526,586

    Income from operations                   145,622       901       144,721

    Interest expense                          (6,301)       --        (6,301)
    Interest and other income, net            25,931        --        25,931
    Minority interest                           (981)       --          (981)

    Income from continuing operations
     before income taxes                     164,271       901       163,370
    Provision for income taxes                41,069       227        40,842

    Income from continuing operations        123,202       674       122,528

    Gain from discontinued operations          1,964         --        1,964

    Net income                              $125,166      $674      $124,492

    Basic earnings per share:
       Income from continuing operations       $0.66                   $0.66
       Net income                              $0.67                   $0.67

    Diluted earnings per share:
       Income from continuing operations       $0.65                   $0.65
       Net income                              $0.66                   $0.66


    Shares used in calculating basic
     earnings per share                      186,584                 186,584

    Shares used in calculating diluted
     earnings per share                      189,881                 189,881


     (3) Pro Forma Adjusted amounts exclude the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect
         Pharmaceuticals.

     (4) Pro Forma Adjusted amounts exclude: (a) the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring and Pulmopharm and (b) the Biogen and Serono settlements in connection with the McCormick patents owned by Schering's U.S. subsidiary, Berlex Laboratories.



    CHIRON CORPORATION
    CONDENSED CONSOLIDATED BALANCE SHEETS
    (Unaudited)
    (In thousands)

                                                  June 30,        December 31,
                                                    2004              2003

                   Assets
    Current assets:
        Cash and short-term investments           $830,987          $538,482
        Accounts receivable, net                   329,856           382,933
        Current portion of notes
         receivable                                    500             1,479
        Inventories, net                           275,574           199,625
        Other current assets                       145,124           135,130
            Total current assets                 1,582,041         1,257,649
    Noncurrent investments in marketable
     debt securities                               202,979           560,292
    Property, plant, equipment and
     leasehold improvements, net                   728,667           689,750
    Other noncurrent assets                      1,671,804         1,687,478
                Total assets                    $4,185,491        $4,195,169

         Liabilities and stockholders' equity
    Current liabilities                           $378,784          $436,913
    Long-term debt                                 938,087           926,709
    Capital lease                                  157,075           157,677
    Noncurrent unearned revenue                     35,330            45,564
    Other noncurrent liabilities                   180,301           176,944
    Minority interest                                7,984             7,002
    Stockholders' equity                         2,487,930         2,444,360
                Total liabilities and
                 stockholders' equity           $4,185,491        $4,195,169


    CHIRON CORPORATION
    SUPPLEMENTAL SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
    (Unaudited)
    (In thousands, except per share data)
                                                   Three Months Ended
                                                        June 30,
                                                  2004             2003

                                           Pro Forma         Pro Forma
                                           Adjusted  Actual  Adjusted  Actual

    Computation for earnings per share -
     continuing operations
    Income (Numerator):
      Income from continuing operations    $47,977  $32,093  $67,233  $61,459
      Plus: Interest on Liquid Yield
       Option Notes, net of taxes              --        --    1,742       --
      Income from continuing operations,
       plus impact from assumed
       conversions                         $47,977  $32,093  $68,975  $61,459

    Shares (Denominator):
      Weighted-average common shares
       outstanding                         188,275  188,275  186,408  186,408
    Effect of dilutive securities:
        Stock options and equivalents        2,710    2,710    3,550    3,550
        Put warrants                           --        --        5        5
        Liquid Yield Option Notes              --        --    5,228       --
        Weighted-average common shares
         outstanding, plus impact from
         assumed conversions               190,985  190,985  195,191  189,963


    Basic earnings per share from
     continuing operations                   $0.25    $0.17    $0.36    $0.33
    Diluted earnings per share from
     continuing operations                   $0.25    $0.17    $0.35    $0.32

    Computation for earnings per share -
     net income
    Income (Numerator):
      Net income                           $60,436  $44,552  $67,771  $61,997
      Plus: Interest on Liquid Yield
       Option Notes, net of taxes               --       --    1,742       --
      Net income, plus impact from assumed
       conversions                         $60,436  $44,552  $69,513  $61,997

    Shares (Denominator):
      Weighted-average common shares
       outstanding                         188,275  188,275  186,408  186,408
    Effect of dilutive securities:
        Stock options and equivalents        2,710    2,710    3,550    3,550
        Put warrants                            --       --        5        5
        Liquid Yield Option Notes               --       --     5,228      --
        Weighted-average common shares
         outstanding, plus impact from
         assumed conversions               190,985  190,985  195,191  189,963


    Basic earnings per share                 $0.32    $0.24    $0.36    $0.33
    Diluted earnings per share               $0.32    $0.23    $0.36    $0.33


    CHIRON CORPORATION
    SUPPLEMENTAL SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
    (Unaudited)
    (In thousands, except per share data)
                                                    Year to Date
                                                      June 30,
                                               2004                2003

                                        Pro Forma          Pro Forma
                                        Adjusted  Actual   Adjusted  Actual

    Computation for earnings per share
     - continuing operations
    Income (Numerator):
      Income from continuing operations  $90,903  $59,020  $123,202  $122,528

    Shares (Denominator):
      Weighted-average common shares
       outstanding                       187,952  187,952   186,584   186,584
    Effect of dilutive securities:
        Stock options and equivalents      3,450    3,450     3,294     3,294
        Put options                           --       --         3         3
        Weighted-average common shares
         outstanding, plus impact from
         assumed conversions             191,402  191,402   189,881   189,881


    Basic earnings per share from
     continuing operations                 $0.48    $0.31     $0.66     $0.66
    Diluted earnings per share from
     continuing operations                 $0.47    $0.31     $0.65     $0.65

    Computation for earnings per share
     - net income
    Income (Numerator):
      Net income                        $116,207  $84,324  $125,166  $124,492

    Shares (Denominator):
      Weighted-average common shares
       outstanding                       187,952  187,952   186,584   186,584
    Effect of dilutive securities:
        Stock options and equivalents      3,450    3,450     3,294     3,294
        Put options                           --       --         3         3
        Weighted-average common shares
         outstanding, plus impact from
         assumed conversions             191,402  191,402   189,881   189,881


    Basic earnings per share               $0.62    $0.45     $0.67     $0.67
    Diluted earnings per share             $0.61    $0.44     $0.66     $0.66


                              CHIRON CORPORATION
                 Supplemental QTR Revenue Summary (Pro Forma)
                             USD $(in thousands)


                                          Current    Prior     Change
                                          Quarter   Quarter     from    Change
                                         Q2 2004   Q1 2004   Prior QTR    %
    Product Sales
      Blood Testing
        Ortho                              $6,608    $6,234     $374     6.0%
        NAT                                60,589    61,886   (1,297)  (2.1)%
      Total Blood Testing                  67,197    68,120     (923)  (1.4)%

      Vaccines
        Flu Vaccines                        8,207     7,705      502     6.5%
        Meningococcus Vaccines              5,016     4,549      467    10.3%
        Travel Vaccines (TBE, Rabies,
         Arilvax and Dukoral)              40,132    23,010   17,122    74.4%
        Pediatric/Other Vaccines           47,619    51,182   (3,563)  (7.0)%
      Total Vaccines                      100,974    86,446   14,528    16.8%

      Biopharmaceuticals
        Proleukin                          35,057    31,868    3,189    10.0%
        TOBI                               51,342    52,524   (1,182)  (2.3)%
        Betaseron*                         31,626    30,136    1,490     4.9%
        Other                               8,896    11,972   (3,076) (25.7)%
      Total Biopharmaceuticals            126,921   126,500      421     0.3%

      TOTAL PRODUCT SALES                $295,092  $281,066  $14,026     5.0%


    Revenues From Joint Business
     Arrangement                          $28,532   $30,361  $(1,829)  (6.0)%
    Collaborative Agreement Revenues        3,828     6,515   (2,687) (41.2)%
    Royalty and License Fees               55,196    54,792      404     0.7%
    Other Revenues                         10,975     6,938    4,037    58.2%
      TOTAL REVENUES                     $393,623  $379,672  $13,951     3.7%

    Gross Margins
    Blood Testing                             42%       43%     (1)%
    Vaccines                                  42%       33%       9%
    Biopharmaceuticals                        74%       76%     (2)%
      TOTAL GROSS MARGINS                     56%       55%       1%

      * Excludes Betaferon Royalty        $11,585   $13,807  $(2,222) (16.1)%


                                             Year Ago      Change
                                             Quarter        from       Change
                                             Q2 2003      Prior Year      %
    Product Sales
      Blood Testing
        Ortho                                  $7,123       $(515)     (7.2)%
        NAT                                    45,981      14,608       31.8%
      Total Blood Testing                      53,104      14,093       26.5%

      Vaccines
        Flu Vaccines                            3,783       4,424      116.9%
        Meningococcus Vaccines                 13,696      (8,680)    (63.4)%
        Travel Vaccines (TBE, Rabies,
         Arilvax and Dukoral)                  23,052      17,080       74.1%
        Pediatric/Other Vaccines               45,026       2,593        5.8%
      Total Vaccines                           85,557      15,417       18.0%

      Biopharmaceuticals
        Proleukin                              29,381       5,676       19.3%
        TOBI                                   38,984      12,358       31.7%
        Betaseron*                             30,478       1,148        3.8%
        Other                                   8,424         472        5.6%
      Total Biopharmaceuticals                107,267      19,654       18.3%

      TOTAL PRODUCT SALES                    $245,928     $49,164       20.0%


    Revenues From Joint Business
     Arrangement                              $27,475      $1,057        3.8%
    Collaborative Agreement Revenues            3,624         204        5.6%
    Royalty and License Fees                   66,876     (11,680)    (17.5)%
    Other Revenues                              6,369       4,606       72.3%
      TOTAL REVENUES                          350,272     $43,351       12.4%

    Gross Margins
    Blood Testing                                 46%        (4)%
    Vaccines                                      56%       (14)%
    Biopharmaceuticals                            71%          3%
      TOTAL GROSS MARGINS                         60%        (4)%

      *Excludes Betaferon Royalty             $17,174     $(5,589)    (32.5)%


                              CHIRON CORPORATION
                 Supplemental YTD Revenue Summary (Pro Forma)
                             USD $(in thousands)


                                          Six Months Ended    Change
                                              June 30,         from     Change
                                          2004      2003    Prior Year    %
    Product Sales
      Blood Testing
        Ortho                            $12,842   $13,531     $(689)  (5.1)%
        NAT                              122,475    88,104    34,371    39.0%
      Total Blood Testing                135,317   101,635    33,682    33.1%

      Vaccines
        Flu Vaccines                      15,912     8,036     7,876    98.0%
        Meningococcus Vaccines             9,565    21,234   (11,669) (55.0)%
        Travel Vaccines (TBE, Rabies,
         Arilvax and Dukoral)             63,142    48,752    14,390    29.5%
        Pediatric/Other Vaccines          98,801    75,939    22,862    30.1%
      Total Vaccines                     187,420   153,961    33,459    21.7%

      Biopharmaceuticals
        Proleukin                         66,925    55,364    11,561    20.9%
        TOBI                             103,866    79,718    24,148    30.3%
        Betaseron*                        61,762    59,778     1,984     3.3%
        Other                             20,868    14,092     6,776    48.1%
      Total Biopharmaceuticals           253,421   208,952    44,469    21.3%

      TOTAL PRODUCT SALES               $576,158  $464,548  $111,610    24.0%


    Revenues From Joint Business
     Arrangement                         $58,893   $53,927    $4,966     9.2%
    Collaborative Agreement Revenues      10,343     7,738     2,605    33.7%
    Royalty and License Fees             109,988   120,300   (10,312)  (8.6)%
    Other Revenues                        17,913    10,381     7,532    72.6%
       TOTAL REVENUES                   $773,295  $656,894  $116,401    17.7%

    Gross Margins
    Blood Testing                            42%       44%      (2)%
    Vaccines                                 38%       52%     (14)%
    Biopharmaceuticals                       75%       75%        0%
       TOTAL GROSS MARGINS                   55%       61%      (6)%

      *Excludes Betaferon Royalty        $25,392   $31,140   $(5,748) (18.5)%


SOURCE  Chiron Corporation
    -0-                             07/21/2004
    /CONTACT: Chiron Corporate Communications & Investor Relations, media, +1-510-923-6500, or investors, +1-510-923-2300/
    /Web site:  http://www.chiron.com /
    (CHIR)

CO:  Chiron Corporation
ST:  California
IN:  HEA BIO MTC
SU:  ERN